UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

RANGE RESOURCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

RANGE RESOURCES CORPORATION

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 4, 2025

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2025

The following information supplements and amends the definitive proxy statement filed by Range Resources Corporation (“Company”) with the U.S. Securities and Exchange Commission on April 4, 2025 (“Proxy Statement”) regarding the 2025 Range Resources Corporation Annual Meeting of Stockholders to be held on May 14, 2025, at 8:00 a.m., Central Time, in a virtual format (herein, the “Supplement”).

Except as amended by this Supplement, all information set forth in the Company’s Proxy Statement remains unchanged and should be considered in casting your vote.

The purpose of this Supplement is to amend the Compensation Peer Group table in the section entitled "Competitive Positioning/Role of Peer Companies" that identifies the Company’s 2024 and 2025 Compensation Peer Group on page 44 of the Proxy Statement. In the final preparation of the Proxy Statement for filing with the SEC, the check mark in the column “2024” in the row “Permian Resources Corporation” was inadvertently deleted. The Compensation Peer Group table is hereby amended to include a check mark within the column “2024” in the row “Permian Resources Corporation” in the Compensation Peer Group table in the section entitled “Competitive Positioning/Role of Peer Companies” on page 44 of the Proxy Statement. The table, as amended, is attached to this Supplement.

If you have already submitted your proxy and wish to change your vote, please refer to Question 8, “What can I do if I change my mind after I vote my shares?” in the section entitled "Frequently Asked Questions and Answers" on page 73 of the Proxy Statement for instructions.

Compensation Peer Group
	2025	2024
Antero Resources Corporation
Callon Petroleum Company(a)
Chesapeake Energy Corporation(a)
Civitas Resources, Inc.
Chord Energy Corporation
CNX Resources
Comstock Resources, Inc.
Coterra Energy, Inc.
EQT Corporation
Expand Energy Corporation(a)
Magnolia Oil & Gas Corporation
Matador Resources
Marathon Oil Corporation(a)
Murphy Oil
Ovintiv Inc.
Permian Resources Corporation
SM Energy Company
Southwestern Energy Company(a)

“ ” denotes companies included in our Peer Group

(a)
Callon Petroleum Company is included through February 2024 when it was acquired by Apache Corporation. Marathon Oil Corporation is included through November 2024 when it was acquired by Conoco Phillips. Southwestern Energy Company is included through October 2024 when it was acquired by Chesapeake Energy Corporation to form Expand Energy Corporation.